Exhibit 10.35

INTERIM AGREEMENT

BETWEEN

INNOPHOS, INC.

NASHVILLE PLANT

NASHVILLE, TENNESSEE

AND

LOCAL UNION NO. 912

INTERNATIONAL UNION OF OPERATING ENGINEERS

AFL-CIO

It is hereby agreed by and between Innophos Inc., for its Nashville, TN plant, and the International Union of Operating Engineers, Local Union No. 912; that this Agreement shall become and is effective as of 4:00 P.M., April 23, 2007.

This Agreement between the parties expiring 4:00 P.M., April 26, 2007 shall continue in shall force and effect until 4:00 P.M, April 15, 2010, except as modified and amended as follows.

Article XIII

SECTION 3. MISCELLANEOUS

Delete Section 3, paragraph 1. Section 3, paragraph 1 to read: “Innophos Retirement Plan- Bargaining unit employees will participate in the Innophos 401K plan, as defined in the SPD. This plan includes a non contributory defined contribution benefit (retirement) and a discretionary contribution option. The non contributory defined contribution benefit will be in effect for the term of the Agreement, The accrual of additional benefits or increase in the current level of benefits under the Innophos, Inc. Hourly Pension Plan will cease effective August 1, 2007”.

Article VI

SECTION 1. VACATIONS

Add paragraph (p). Paragraph (p) to read: “Employees may carry over a maximum of 5 unused vacation days which must be used by April V of the current year”.

ALTERNATIVE WORK SCHEDULES

The Company and the Union agree to discuss alternative work schedules on a trial basis. Any alternative schedule will require the approval of the Union Negotiating Committee and approved unanimously by members in the affected work group.

WORK CLOTHES

The Company and Union agree to form a joint committee to discuss a uniform program and select uniforms for the hourly employees. Implementation of the uniform program is scheduled to begin October 1, 2007.

General Wage Increase:

General wage increase of 3.0% the first year of the contract, 3.0% the second year of the contract, and 2.5% the third year of the contract.

If the Collective Bargaining Agreement is ratified on April 26, 2007, the Company will pay a one-time signing bonus of $750 for each hourly employee.

An additional bonus of $2,000 will be paid on August 1, 2007 to each hourly employee age 55 and above on December 31, 2007.

The Parties having met for the purpose of negotiating a Collective Bargaining Agreement, declare that the foregoing represents the sole and complete Agreement between the Company and the Union for the period of 4:00 P.M April 23, 2007, to and including 4:00 P.M April 15, 2010, and further that each had the opportunity to bargain on all issues and matters during negotiations and that all other requests and proposals made by both of the Parties are waived and withdrawn herewith.

Dated: April 26, 2007
INNOPHOS, INC.	INTERNATIONAL UNION OF OPERATING ENGINEERS LOCAL 912